UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2011

SUFFOLK BANCORP

(Exact name of registrant as specified in its charter)

New York	000-13580	11-2708279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4 West Second Street, Riverhead, New York		11901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 208-2400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 26, 2011, Suffolk Bancorp (the “Company”) filed an amendment to its plan of compliance previously filed with NASDAQ on July 18, 2011 and amended on July 29, 2011, and today received NASDAQ’s approval of that amended plan. The amended plan of compliance was filed in response to the letter the Company received from NASDAQ on August 11, 2011 indicating that the Company was not in compliance with NASDAQ Marketplace Rule 5250(c)(1) due to the Company’s previously announced delay in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2011. Previously, NASDAQ had granted the Company an exception until August 31, 2011 to file its delinquent Quarterly Report on Form 10-Q for the period ended March 31, 2011. As a result of the additional delinquency, the Company was required to update its original plan to regain compliance with respect to the filing requirement. The amended plan of compliance requests an extension until September 16, 2011 to file its Quarterly Reports on Form 10-Q for the periods ended June 30, 2011 and March 31, 2011 (the “Quarterly Reports”).

This filing includes statements which look to the future. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. Factors that could affect the Company include particularly, but are not limited to: a failure to file the Quarterly Reports on or before September 16, 2011; results of regulatory examinations; any failure by the Company to comply with the written agreement with the OCC or the individual minimum capital ratios for the Bank established by the OCC; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file the Quarterly Reports on time; any need to restate financial statements for prior periods and the consequences thereof or other action which could cause management not to be able to comply with NASDAQ rules; and the potential that net charge-offs are higher than expected or previously reported.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUFFOLK BANCORP

Dated August 31, 2011	By:	/s/ Douglas Ian Shaw
Senior Vice President & Corporate Secretary